SECURITIES PURCHASE AGREEMENT

Dated as of March_22_, 2013
by and among

MEDBOX, INC.

and

VAPOR SYSTEMS INTERNATIONAL, LLC

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this “Agreement”) is made and effective as of the date executed by all of the Parties hereto; by and among:

1. Medbox, Inc., a Nevada corporation (“Medbox”); and
2. Vapor Systems, International, LLC, a Florida limited liability company (the “Vapor”).

W I T N E S S E T H

WHEREAS, Medbox has current financial statements filed on OTC Markets and its shares of common stock, par value $0.001 per share (“Medbox Common Stock”), are eligible for quotation under the symbol “MDBX” on the OTC Markets quotation system.

WHEREAS, Vapor is a Florida limited liability company.

WHEREAS, Vaporfection International, Inc. is a Florida corporation with 100,000 shares of common stock, par value $.001 authorized, of which 100,000 shares (100%) are issued and outstanding.

WHEREAS, Vapor holds 100% of the issued and outstanding shares of common stock of Vaporfection International, Inc., a Florida corporation.

WHEREAS, Medbox intends to sell Warrants to purchase shares of Medbox Common stock (the “Warrants”) and Vapor intends to purchase the Warrants upon the terms and conditions of this Agreement.

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties and covenants herein contained, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

“Party” means Medbox and Vapor.

“Parties” means Medbox and Vapor, collectively.

Recitals.  The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

Construction and Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” does not imply any limitation to the item or matter mentioned.

ARTICLE II
WARRANTS AND PURCHASE PRICE

2.1           Purchase of Warrants.  Vapor hereby agrees to purchase, and Medbox hereby agrees to the purchase of Warrants as follows.

(a)           Purchase Price.  The purchase price for the Warrants shall be 100,000 shares of Vaporfection International, Inc. common stock, $.001 par value which is 100% of the issued and outstanding common stock of Vaporfection International, Inc.  The Shares of Vaporfection International, Inc. common stock shall be delivered to Medbox at the Closing with duly executed and medallion guaranteed stock power transferring the shares to Medbox.

(b)           Number of Warrants to be acquired by Vapor.  The number of Warrants to be acquired by Vapor shall be determined pursuant to this Article II, as follows:

i.           The market value of the Vaporfection International, Inc. Common Stock, $.001 par value $.001 has been determined by the Parties to be $7,597,376 (“VI Stock Value”).

ii.           Vapor will be issued Warrants to purchase such number of shares of Medbox Common Stock as is determined by dividing the VI Stock Value by a number which is equal to the average of the Closing Price of Medbox’s common stock for the ten (10) Trading Days immediately preceding the Closing Date (As defined below).

iii.           “Trading Day” shall mean (a) a day on which the Medbox common stock is traded on the OTC Markets quotation system, or OTC Bulletin Board, or (b) if the Medbox common stock is not traded on the OTC Markets quotation system, or OTC Bulletin Board, a day on which the Medbox common stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).The term “Closing Price” shall mean, on any particular date the last trading price per share of the Medbox common stock on such date on the OTC Markets quotation system, or OTC Bulletin Board or another registered national stock exchange on which the common stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date.

2.2           Working Capital.  Following the Closing, Medbox shall provide to the operations of Vaporfection International, Inc., up to $1,600,000 in working capital as needed, including settling with Amir Yomtov and Creonix in cash or shares of Medbox.

2.3           Promissory Note.                                  Upon the execution of this Agreement, the Promissory Note executed February 18, 2013, by Vapor Systems International, LLC and Herbert F. Postma guarantor as the borrower and Medbox, Inc., as the lender, in the amount of $50,000, together with any accrued interest, shall be cancelled and forgiven. These loan proceeds are considered part of the operating capital as defined in Section 2.2 above.

ARTICLE III
ADJUSTMENTS AND LOCK-UP

3.1           Volatility Trigger.  If at a date which is within 24 months from the Closing Date, the Closing Price of Medbox’s common stock falls below $25 for a period of greater than 30 consecutive Trading Days, Medbox shall issue to Vapor additional Shares of Medbox Common Stock, which would be equal to 71.37% of the VI Stock Value multiplied by the number of shares of Medbox Common Stock  issuable upon exercise of the Warrants pursuant to the calculation in Section 2.1(b) above. (For example, if 248,890 shares of Medbox Common Stock are issuable upon conversion of the Warrants and the share price of Medbox falls below $25 at a date which is 24 months from the Closing Date, as contemplated in the Section, then Vapor will receive .7137 x 248,890 = 177,633 shares of Medbox Common Stock).

3.2           Shares of Medbox Common Stock Lock Up. Vapor shall be restricted from selling, pledging, or borrowing against shares of Medbox Common Stock issuable upon  exercise of the Warrants, for a period of 24 months from the Closing Date (the “Lock-Up”).  ollowing the expiration of the Lock-Up period, non-affiliates may dispose of shares of Medbox Common Stock at a maximum rate per  month equal to the greater of (a) 5,000 shares or (b) 0.05% of Medbox’s issued and outstanding common stock.

3.3           Trickle Out.                      Subject to the Lock-up, Vapor, and its assignees in the aggregate, may sell the shares of Medbox Common Stock as follows:

i.  At a date which is the 17-18th months from the Closing Date:  1,000 shares per month.

ii.  At a date which is the 19th- 22nd months from the Closing Date: 1,500 shares per month.

iii.  At a date which is the 23rd  month from the Closing Date:  2,000 shares per month.

The Trickle Out is the maximum of Vapor and its assignees combined.

3.4           Registration Rights.                                In the event Medbox files a registration statement (other than on Form S-8) during the Lock-Up period, the Shares underlying the Warrants of Medbox Common Stock, or the exercised Warrant common shares of Medbox, shall have piggy-back registration rights.

3.5           Future Performance Shares.  Vapor shall receive additional shares of Medbox Common Stock if the cumulative EBITDA of Vaporfection International, Inc. is at least 70% of $16,883,057 on or before the expiration of four (4) years from the date of closing of this transaction contemplated herein.

i.  Vapor will be issued such number of Future Performance Shares as is equal to dividing the Adjusted EBITDA cash flow value, which is the EBITDA cash flows as set forth in 3.5 ($16,883,057 or at least 70% of that amount accumulated over 4 years from the date of closing of this transaction), minus the VI Stock Value which computation is as set forth in 2.1(b) (ii) (based upon the average of the Closing Price of Medbox’s common stock for the preceding ten (10) Trading Days)    This final computation shall be performed on April 1, 2017 and results computed by looking back over the previous four years.

ii.  The Future Performance Shares computation defined in this Section shall be computed on an annual basis following the close of the operating period.  Any available Performance Shares shall be distributed as follows: 0.25% shall be distributed with 75% being retained serving as a carryover reserve provision for years with a shortfall in EBITDA earnings.  Of the 25% Performance Shares distributed, seventy (70%) percent shall be distributed to Vapor, twenty (20%) percent shall be distributed to the responsible parties, i.e., management of Vaporfection International, Inc.; and ten (10%) shall be distributed to Postma Realty Investments Management, Inc., independent contractor of Vaporfection International, Inc.  Release of any carryover reserves shall occur at the completion of the four (4) year operating period.

3.6           Operating Capital.  Medbox shall invest and control during the next twelve (12) operating months $1,600,000 to fund operations of Vaporfection International, Inc. Upon execution of this Agreement the first investment shall be $325,850,

3.7           Litigation Settlement.

A. The Parties acknowledge that there is an ongoing litigation between Vapor and Amir Yomtov, the inventor of the early patents used by Vapor (the “Litigant”).  Pursuant to this Agreement, Medbox agrees to advance the following to settle the litigation

i.  Pay $175,000 in cash to Litigant upon execution of this Agreement.

ii.  Issue to Litigant a warrant to purchase 5,000 restricted shares of Medbox Common Stock at an exercise price of $0.01 per share.  This Medbox Common Stock shall be subject to a leak-out restriction whereby Litigant shall be limited to selling no greater than $12,000 of such Medbox Common Stock to monthly at a brokerage firm designated by Medbox.
ARTICLE IV
THE CLOSING; CLOSING DELIVERIES

4.1           Closing; Closing Date. The Closing (the “Closing”) shall take place at the offices of Phillip E. Koehnke, APC not later than five days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a Document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that (a) the Parties shall use their best efforts to effect the Closing by March 22, 2013, and (b) the Closing may take place by facsimile or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2           Actions to Be Taken at the Closing. At the Closing, the Parties will take all of the following actions and deliver all of the following (collectively, the “Closing Deliveries”):

(a)           Vapor will deliver or cause to be delivered to Medbox the following:

(i)           an executed copy of this Agreement

(ii)           certificates representing 100,000 shares of Vaporfection International, Inc. common stock, par value $.001.  The Shares of Vaporfection International, Inc. common stock shall be delivered to Medbox at the Closing with duly executed and medallion guaranteed stock power transferring the shares to Medbox.

(b)           Medbox will deliver or cause to be delivered the following:

(i)           To Vapor, an executed copy of this Agreement

(ii)           To Vapor, a Warrant entitling Vapor with the right to purchase such number of shares of Medbox Common Stock defined in Section 2.1(b) above.

(iii)           To Vapor, $325,850 (less certain Vapor creditor payments which will be paid directly from escrow) in cash pursuant to Section 3.6 above.

(iv)           To Amir Yomtov, a warrant to purchase 5,000 shares of Medbox Common Stock pursuant to Section 3.7 above.

(v)           To Thompson MacTavish Fixed Asset Opportunity Fund LP, a Florida corporation, an executed Convertible Promissory Note to Thompson MacTavish Fixed Asset Opportunity Fund LP in the amount of $175,000.

(vi)           To Thompson MacTavish Fixed Asset Opportunity Fund LP, a Florida corporation, 2,000 restricted shares of Medbox, Inc. common stock.

(c)           Medbox and Vapor shall take such other actions and shall execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement or as may reasonably be requested by the other Party or Parties in connection with the consummation of the contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF VAPOR

Vapor represents and warrants to the Medbox as of the date hereof and as of the Closing Date that:

5.1           Accredited Investor.  Vapor is an “Accredited Investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933..

5.2           Organization and Qualification.  Vapor is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Vapor is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had a Material Adverse Effect.

5.3           Authority.  Vapor has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Vapor, and the consummation by Vapor of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Vapor are necessary to authorize this Agreement or to consummate the Transactions contemplated hereby.

5.4           No Conflict.  None of the execution, delivery or performance of this Agreement by Vapor, the consummation by Vapor of the Transfer or any other transaction contemplated by this Agreement, or compliance by Vapor with any of the provisions of this Agreement will (with or without notice or lapse of time, or both):  (a) conflict with or violate any provision of the articles of incorporation or bylaws (or any equivalent organizational or governing documents) of Vapor; or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Vapor pursuant to any Contract or permit to which Vapor is a party or by which they or any of its properties or assets may be bound or affected, except, with respect to clause (b), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had a Material Adverse Effect on Vapor.

5.5           Restricted Shares.  Vapor understands that the shares of Medbox Common Stock are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission (the “Commission”) provide in substance that Vapor may dispose of shares of Medbox Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Vapor understands that the Company has no obligation or intention to register the shares of Medbox Common Stock,  (except for the registration rights granted to Purchaser), or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Accordingly, Vapor understands that under the Commission’s rules, Vapor may dispose of the shares of Medbox Common Stock principally only in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the hands of Vapor. As a consequence, Vapor understands that he must bear the economic risks of the investment in the shares of Medbox Common Stock for an indefinite period of time.

5.6           High Degree of Risk.  The parties have been informed and are aware that an investment in the shares of Medbox Common Stock, and in Vaporfection International, Inc., respectively, involves a high degree of risk and speculation and desire to make this high risk and speculative investment.

5.7           No Offering Ligature.  Vapor represents that it has not been furnished with any offering literature.

5.8           Vapor understands that no federal or state agency has passed upon the merits or risks of an investment in the shares of Medbox Common Stock or made any finding or determination concerning the fairness or advisability of this investment.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MEDBOX

Medbox represents and warrants to Vapor as of the date hereof and as of the Closing Date that:

6.1           Corporate Organization.  Medbox (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties it now owns, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on Medbox’s business; Medbox is duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of Medbox’s business as presently conducted requires such registration.

6.2           Authority.  Medbox has the corporate power and the authority to execute, deliver and perform this Agreement and each other transaction document and to carry out the transactions. The execution, delivery and performance of this Agreement by the Medbox have been duly authorized by its respective board of directors.

6.3           Capitalization.  As of the date hereof, the authorized capital stock of Medbox consists of (i) 100,000,000 shares of Medbox Common Stock and (ii) 10,000,000 shares of preferred stock.  As of the date hereof (i) 14,313,572 shares of Medbox Common Stock are issued and outstanding, and (ii) no shares of Medbox Preferred Stock are issued and outstanding.Other than as set forth above, no shares of capital stock or other voting or non-voting securities of the Medbox are issued, reserved for issuance or outstanding.

6.4           Financial Statements.

(a)           Medbox has filed with OTC Markets (i) its unaudited consolidated balance sheet as of December 31, 2012.  The financial statements have been prepared from, are in accordance with, and accurately reflect, the books and records of Medbox, fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of Medbox as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes).

6.5           Absence of Undisclosed Liabilities and Agreements.  Medbox does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet date.

6.6           Common Stock Symbol.  The Medbox Common Stock is currently eligible for quotation on the OTC Markets quotation system under the symbol “MDBX.”

6.7           No Commission or FINRA Inquiries; Delisting.  To the best of Medbox’s Knowledge, Medbox is notthe subject of any formal or informal inquiry or investigation by the Commission or FINRA.

6.8           Warrants and Shares of Medbox Common Stock. The Shares of Medbox Common Stock to be issued upon exercise of the Warrants will be duly authorized , validly issued and outstanding, fully paid and non-assessable and vest in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

6.9           Subsidiaries.  Medbox has five subsidiaries.

ARTICLE VII
POST-CLOSING COVENANTS

7.1           Further Assurances. At any time and from time to time after the Closing, the Parties shall execute, deliver and acknowledge such other documents and instruments of transfer, assignment or conveyance and do such further acts and things as may be reasonably required in order to consummate the Acquisition and the other Transactions.

7.2           Liabilities upon Termination prior to the Closing Date. In the event of the termination of this Agreement prior to the Closing Date, this Agreement shall thereafter be valid solely to the extent performed, but shall become void and have no effect as to the obligations of the Parties as to all matters to be performed on or after the Closing Date, and no Party hereto shall have any liability concerning those matters to be performed after the Closing Date to the other Parties hereto or their respective stockholders, directors, officers, employees or agents in respect thereof, except that nothing herein will relieve any Party from liability for any willful breach of any covenant herein contained prior to such termination.  If this Agreement is terminated prior to the Closing Date, each of the Parties hereto shall bear their own expenses incurred in negotiating the Transactions and the preparation of this Agreement and its Schedules, Exhibits and all other related documents.

7.3           Amendment.  This Agreement may be amended by Vapor and Medbox by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4           Waiver.  Medbox, on the one hand, and Vapor, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or covenants contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
MISCELLANEOUS

8.1           Assignment. This Agreement shall not be assignable by any Party hereto.

8.2           Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

8.3           Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.4           Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third (3rd) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission. For purposes of notice, the addresses of the Parties shall be:

If to Medbox:

Medbox, Inc.
8439 West Sunset Blvd., #101
West Hollywood, CA 90069

If to Vapor:

Vapor Systems International, LLC
2355 East Silver Palm Road
Boca Raton, FL 33432

8.5           Governing Law; Venue.   This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws principles thereof.  The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the County of Los Angeles, State of California. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personal jurisdiction of the federal and state courts located in the State of California and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of California. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in person jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

8.6           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7           Third Party Beneficiaries.  None of the provisions of this Agreement or any Transaction Document is intended to grant any right or benefit to any Person or entity which is not a Party to this Agreement.

8.8           Headings.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

8.9           Severability.  In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

8.10           Entire Agreement.  This Agreement constitutes the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of this 22 day of March, 2013.

Medbox, Inc.

/s/  Dr. Bruce Bedrick
_____________________________
By: Dr. Bruce Bedrick
Its: CEO

Vapor Systems, International, LLC

/s/  Herb Postma
_____________________________
By: Herb Postma
Its: CEO